EXHIBIT 99.1

Astra Space, Inc. to be Taken Private

Unanimously Recommended by Special Committee of the Astra Board of Directors

Alameda, California — March 7, 2024 — Astra Space, Inc. (“Astra” or the “Company”)(Nasdaq: ASTR) announced today that it has entered into a definitive merger agreement pursuant to which the acquiring entity (the “Parent”) has agreed, subject to customary closing conditions, to acquire all shares of Astra common stock not already owned by it for $0.50 per share in cash. On March 6, 2024, the closing price of Astra’s Class A common stock was $0.86 per share.

The Parent was formed by Chris Kemp, Astra’s co-founder, chief executive officer and chairman, and Dr. Adam London, Astra’s co-founder, chief technology officer and director. The Parent is expected to be owned, at the closing of the transaction, by a number of long-term investors of the Company and its predecessor, including Mr. Kemp and Dr. London.

A special committee (the “Special Committee”) of the Board of Directors of the Company (the “Board”), comprised solely of independent and disinterested directors, advised by its own independent financial and legal advisors, and taking into account Astra’s current liquidity situation, among other factors, determined that the proposed transaction is in the best interests of Astra and the holders of Astra’s common stock other than Chris Kemp, Dr. Adam London and their respective affiliates and unanimously recommended that the Board approve the transaction. Acting upon the recommendation of the Special Committee, the Board approved the transaction, with Chris Kemp, Dr. Adam London and Scott Stanford abstaining from the vote. SherpaVentures Fund II, LP, an affiliate of Scott Stanford, has agreed to contribute its Astra Class A common stock, Senior Secured Convertible Notes due 2025 and Common Stock Warrants to Parent in exchange for equity and warrants of Parent in connection with the transaction.

The transaction is expected to close in the second quarter of 2024, subject to customary closing conditions. The transaction has been approved by the written consent of the holders of the requisite number of shares of Astra’s common stock, such that no additional stockholder approval is required.

About Astra Space, Inc.

Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Today, Astra offers one of the lowest cost-per-launch dedicated orbital launch services, and one of the industry’s leading flight-proven electric propulsion systems for satellites, the Astra Spacecraft Engine.

No Offer or Solicitation

This press release is neither an offer to sell, nor a solicitation of an offer to buy any securities, the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Additional Information and Where to Find it

The Company will prepare and file an information statement on Schedule 14C for its stockholders with respect to the approval of the transaction described herein. When completed, the information statement will be mailed to the Company’s stockholders. In addition, certain participants in the transaction will prepare and file with the Securities and Exchange Commission (the “SEC”) a Schedule 13E-3 Transaction Statement, which will contain important information on the Company, the acquirors, the transaction and related matters, including the terms and conditions of the transaction. You may obtain copies of all documents filed by the Company with the SEC regarding this transaction, free of charge, at the SEC’s website, www.sec.gov or from the Company’s website at https://investor.astra.com.

Stockholders of the Company are urged to read all relevant documents filed with the SEC, including the Schedule 14C and the Schedule 13E-3 Transaction Statement, as well as any amendments or supplements to these documents, carefully when they become available because they will contain important information about the transaction.

Safe Harbor

Certain statements made in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) risks associated with transactions generally, such as the inability to obtain, or delays in obtaining, any required approvals or other consents; (ii) the failure to consummate or delay in consummating the transaction for other reasons; (iii) the risk that a condition to closing of the transaction may not be satisfied; (iv) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (v) the outcome of any legal proceedings that may be instituted following announcement of the merger; (vi) failure to obtain the financing required to consummate the transaction; (vii) unfavorable reaction to the transaction by customers, suppliers and employees; and (viii) other risks and uncertainties described discussed from time to time in other reports and other public filings with SEC, including our annual reports and quarterly reports.

Investor Contact:

investors@astra.com

Media Contact:

press@astra.com